Exhibit 99.1

Actuant Reports Improved First Quarter Results; Increases Fiscal 2011 Guidance

MILWAUKEE--(BUSINESS WIRE)--December 16, 2010--Actuant Corporation (NYSE: ATU) today announced results for its first quarter ended November 30, 2010.

Highlights

  71% year-over-year increase in diluted earnings per share from continuing operations (“EPS”) to $0.36 (excluding prior year special items - see attached reconciliation of earnings.)
  Core revenue growth (total sales less the impact of acquisitions, divestitures and foreign currency rate changes) of 14%. All four segments reported core sales growth, including the Energy segment at 4%.
  Year-over-year operating profit margin expansion of 230 basis points, excluding prior year restructuring costs.
  Completed the previously announced Mastervolt acquisition after quarter-end, repositioning the Electrical segment to higher growth and product technology.
  Increased full year guidance to reflect strong Q1 results, favorable trends, a lower effective tax rate and the Mastervolt acquisition.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “Actuant had a strong start to the fiscal year with double digit core revenue growth, solid operating margin expansion and EPS above our expectations. In particular, we were pleased to have all four segments contributing to the core sales growth with Energy at 4%, and robust 22% core growth at both Engineered Solutions and Industrial. We completed the acquisition of Mastervolt, deploying $150 million of capital on this attractive growth platform which repositions our Electrical segment’s growth, margin and innovation trajectory. I want to thank our employees for their continued hard work and dedication in creating a solid start to the year.”

Consolidated Results

Consolidated sales for the first quarter were $318 million, 17% higher than the comparable prior year quarter. Core sales increased 14% with acquisitions contributing an additional 5%, offset by the stronger U.S. dollar (-2%). Fiscal 2011 first quarter net earnings were $25.9 million, or $0.35 per share compared to net earnings and EPS of $11.9 million and $0.17, respectively, in the comparable prior year quarter. Earnings and EPS from continuing operations in the fiscal 2011 first quarter were $26.7 million and $0.36, respectively, compared to $13.3 million and $0.19 in the comparable prior year quarter. Results for the first quarter of fiscal 2010 included pre-tax restructuring costs (including those reported in cost of products sold) of $2.8 million, or $0.02 per diluted share. Excluding this item, fiscal 2011 first quarter EPS from continuing operations of $0.36 was 71% higher than the $0.21 in the prior year. (See attached reconciliation of earnings.)

Segment Results

Industrial Segment (US $ in millions)

	Three Months Ended November 30,
	2010	2009
Sales	$87.4	$65.3
Operating Profit	$20.2	$13.7
Adjusted Operating Profit(1)	$20.2	$13.9
Adjusted Operating Profit %(1)	23.1%	21.2%

(1) Excludes restructuring costs of $0.2 million for the three months ended November 30, 2009.

First quarter fiscal 2011 Industrial segment sales were $87 million, 34% higher than the prior year. Excluding foreign currency rate changes (-1%), and the benefit of the Integrated Solutions (IS) acquisitions (+13%), Industrial segment core sales increased 22% reflecting continued robust demand across nearly all markets and geographies. Year-over-year adjusted operating profit margins improved 190 basis points due to the higher volumes and benefits from prior restructuring actions, partially offset by the impact of unfavorable acquisition related sales mix.

Energy Segment (US $ in millions)

	Three Months Ended November 30,
	2010	2009
Sales	$70.7	$64.1
Operating Profit	$11.9	$11.4
Adjusted Operating Profit(2)	$11.9	$11.5
Adjusted Operating Profit %(2)	16.8%	18.0%

(2) Excludes restructuring costs of $0.1 million for the three months ended November 30, 2009.

Fiscal 2011 first quarter year-over-year Energy segment sales increased 10% to $71 million. Excluding the 2% unfavorable foreign currency impact and 8% contribution from acquisitions, core sales increased 4% due primarily to higher activity levels in emerging markets and improved seismic market demand. The year-over-year core sales rate of change improved from -7% in the fourth quarter of fiscal 2010 as total sales increased 16% sequentially. Current year first quarter adjusted operating profit margin improved sequentially from 13.5% in the fourth quarter to 16.8%, the highest margin in the last twelve months. The 330 basis point improvement was due to the higher volumes; however, it was modestly below the comparable prior year period due to unfavorable mix.

Electrical Segment (US $ in millions)

	Three Months Ended November 30,
	2010	2009
Sales	$55.4	$54.1
Operating Profit	$3.8	$2.2
Adjusted Operating Profit(3)	$3.8	$4.1
Adjusted Operating Profit %(3)	6.8%	7.5%

(3) Excludes restructuring costs of $1.9 million for the three months ended November 30, 2009.

Electrical segment fiscal 2011 first quarter sales were $55 million, 2% higher than the comparable prior year quarter due to modest improvement in the North American marine and industrial markets. First quarter adjusted operating profit margin declined 70 basis points from the prior year due to higher logistics costs as well as investments in growth initiatives.

Engineered Solutions Segment (US $ in millions)

	Three Months Ended November 30,
	2010	2009
Sales	$104.9	$89.2
Operating Profit	$13.8	$5.1
Adjusted Operating Profit(4)	$13.8	$5.5
Adjusted Operating Profit %(4)	13.2%	6.1%

(4) Excludes restructuring costs of $0.4 million for the three months ended November 30, 2009.

First quarter fiscal 2011 Engineered Solutions segment sales increased 18% from the prior year to $105 million. Excluding the impact of the stronger U.S. dollar (-4%), year-over-year core sales grew 22%. First quarter sales reflected strong demand from the global heavy-duty truck markets and significantly higher shipments to agriculture, construction equipment and defense OEMs. First quarter adjusted operating margins increased 710 basis points year-over-year due to restructuring driven cost reductions and substantially improved volumes.

Corporate

Corporate expenses for the first quarter of fiscal 2011 were $8.0 million, an increase of approximately $2.6 million from the prior year. The increase was due to higher 401(k), salary and incentive compensation costs compared to last year’s recessionary levels. In addition, the Company incurred approximately $0.6 million of acquisition related costs, primarily related to Mastervolt.

Financial Position

Net debt at November 30, 2010 was $323 million (total debt of $367 million less $44 million of cash). Actuant’s first quarter cash flow was impacted by seasonal trends including the payment of fiscal 2010 employee incentive compensation. At quarter end, the Company’s net debt to EBITDA leverage was 1.6 times, and its entire $400 million revolver was available. However, in December, the Company deployed approximately $150 million of capital to fund the Mastervolt acquisition, leaving approximately $250 million of unused revolver capacity.

Less than $0.1 million of the Company’s $118 million of 2% Convertible Bonds (“bonds”) were put back to the Company in November 2010 during the first “put window” under the bond debenture. The bondholder’s next opportunity to put the bonds back to the Company is November, 2013, while the Company now has the ability to call the bonds for par at any time until their November 2023 maturity date.

Outlook

Arzbaecher added, “We continue to see encouraging trends across our diverse businesses. Given positive first quarter results, the current foreign currency exchange rate environment, a lower effective tax rate outlook and the inclusion of Mastervolt, we have increased our fiscal 2011 revenue guidance to $1.375-$1.425 billion. We anticipate diluted EPS from continuing operations for the full year to be in the $1.45-$1.60 range. This represents a 34%-48% improvement over fiscal 2010 results. Our full year free cash flow forecast has also been increased $10 million to $140-$150 million, and reflects free cash flow to net earnings conversion in excess of 100%. We continue to pursue accretive acquisition opportunities which, when executed, will be incremental to this guidance.

We expect second quarter sales to be in the $325-$335 million range. EPS from continuing operations is expected to improve over 30% at the mid-point from $0.21 in the second quarter of fiscal 2010 (excluding restructuring charges) to a range of $0.25-$0.30. The second quarter outlook incorporates the normal seasonal slowdown experienced in both the base businesses and newly acquired Mastervolt.

The divestiture process for the European Electrical business (currently reported in Discontinued Operations) is proceeding as planned, with interested parties currently participating in management presentations. We are hopeful that the transaction will be completed later this fiscal year.

With our strong start to the year and positive market trends, we are optimistic about fiscal 2011. We continue to invest in growth initiatives, pursue opportunities to strengthen our portfolio and improve our market position through the recovery phase of this cycle. We believe these activities will enable us to continue to create long-term shareholder value."

Conference Call Information

An investor conference call is scheduled for 10am CT today, December 16, 2010. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Butler, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2010	2010

ASSETS
Current assets
Cash and cash equivalents	$44,210	$40,222
Accounts receivable, net	196,456	185,693
Inventories, net	156,153	146,154
Deferred income taxes	30,713	30,701
Other current assets, including assets of discontinued operations	62,414	57,380
Total current assets	489,946	460,150

Property, plant and equipment, net	107,441	108,382
Goodwill	708,868	704,889
Other intangible assets, net	332,798	336,978
Other long-term assets	10,091	11,304

Total assets	$1,649,144	$1,621,703

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$131,283	$130,051
Accrued compensation and benefits	36,362	53,212
Income taxes payable	51,755	50,318
Other current liabilities, including liabilities of discontinued operations	107,923	112,256
Total current liabilities	327,323	345,837

Long-term debt	367,339	367,380
Deferred income taxes	110,707	110,230
Pension and postretirement benefit accruals	27,678	28,072
Other long-term liabilities	32,355	30,463

Shareholders' equity
Capital stock	13,679	13,610
Additional paid-in capital	(166,773)	(175,157)
Accumulated other comprehensive loss	(57,436)	(67,105)
Stock held in trust	(1,913)	(1,934)
Deferred compensation liability	1,913	1,934
Retained earnings	994,272	968,373
Total shareholders' equity	783,742	739,721

Total liabilities and shareholders' equity	$1,649,144	$1,621,703

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2010	2009

Net sales	$318,412	$272,640
Cost of products sold	196,559	172,517
Gross profit	121,853	100,123

Selling, administrative and engineering expenses	74,192	68,080
Amortization of intangible assets	6,089	5,435
Operating profit	41,572	26,608

Financing costs, net	7,552	8,538
Other expense, net	448	281
Earnings from continuing operations before income tax expense	33,572	17,789

Income tax expense	6,911	4,529
Earnings from continuing operations	26,661	13,260
Loss from discontinued operations, net of income taxes	(771)	(1,406)
Net earnings	$25,890	$11,854

Earnings from continuing operations per share
Basic	$0.39	$0.20
Diluted	0.36	0.19

Earnings per share
Basic	$0.38	$0.18
Diluted	0.35	0.17

Weighted average common shares outstanding
Basic	68,000	67,542
Diluted	74,876	74,012

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2010	2009

Operating Activities
Net earnings	$25,890	$11,854
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,301	12,187
Stock-based compensation expense	2,414	1,943
Amortization of debt discount and debt issuance costs	941	962
Provision (benefit) for deferred income taxes	(674)	256
Other non-cash adjustments	261	231
Changes in components of working capital and other:
Accounts receivable	(10,760)	(8,032)
Expiration of accounts receivable securitization program	-	(37,106)
Inventories	(8,710)	(4,400)
Prepaid expenses and other assets	185	30
Trade accounts payable	285	12,439
Income taxes payable	2,039	9,439
Accrued compensation and benefits	(14,940)	1,790
Other accrued liabilities	(2,746)	5,186
Net cash provided by operating activities	6,486	6,779

Investing Activities
Proceeds from sale of property, plant and equipment	59	275
Business acquisitions, net of cash acquired	(326)	-
Capital expenditures	(4,077)	(3,178)
Net cash used in investing activities	(4,344)	(2,903)

Financing Activities
Net borrowings on revolving credit facilities and other debt	14	22,382
Repurchases of 2% Convertible Notes	(34)	(22,894)
Stock option exercises and related tax benefits	3,553	487
Cash dividend	(2,716)	(2,702)
Net cash provided by (used in) financing activities	817	(2,727)

Effect of exchange rate changes on cash	1,029	1,288
Net increase in cash and cash equivalents	3,988	2,437
Cash and cash equivalents - beginning of period	40,222	11,385
Cash and cash equivalents - end of period	$44,210	$13,822

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2010 (1)					FISCAL 2011 (1)
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$65,308	$69,235	$79,744	$85,696	$299,983	$87,392				$87,392
ENERGY SEGMENT	64,065	53,862	56,645	61,151	235,723	70,743				70,743
ELECTRICAL SEGMENT	54,065	54,927	61,967	62,743	233,702	55,396				55,396
ENGINEERED SOLUTIONS SEGMENT	89,202	89,414	111,712	100,772	391,100	104,881				104,881
TOTAL	$272,640	$267,438	$310,068	$310,362	$1,160,508	$318,412	$-	$-	$-	$318,412

% SALES GROWTH
INDUSTRIAL SEGMENT	-28%	-3%	27%	39%	5%	34%				34%
ENERGY SEGMENT	-13%	-10%	-9%	-4%	-9%	10%				10%
ELECTRICAL SEGMENT	-20%	-8%	10%	7%	-3%	2%				2%
ENGINEERED SOLUTIONS SEGMENT	-14%	23%	46%	31%	19%	18%				18%
TOTAL	-19%	1%	20%	19%	4%	17%				17%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$13,854	$15,847	$20,703	$21,778	$72,182	$20,187				$20,187
ENERGY SEGMENT	11,502	5,615	7,326	8,283	32,726	11,858				11,858
ELECTRICAL SEGMENT	4,073	5,539	7,309	7,446	24,367	3,760				3,760
ENGINEERED SOLUTIONS SEGMENT	5,481	6,007	13,554	10,242	35,284	13,802				13,802
CORPORATE / GENERAL	(5,471)	(5,561)	(7,351)	(7,710)	(26,093)	(8,035)				(8,035)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$29,439	$27,447	$41,541	$40,039	$138,466	$41,572	$-	$-	$-	$41,572
RESTRUCTURING CHARGES	(2,831)	(9,968)	(1,448)	(2,447)	(16,694)	-				-
TOTAL	$26,608	$17,479	$40,093	$37,592	$121,772	$41,572	$-	$-	$-	$41,572

OPERATING PROFIT %
INDUSTRIAL SEGMENT	21.2%	22.9%	26.0%	25.4%	24.1%	23.1%				23.1%
ENERGY SEGMENT	18.0%	10.4%	12.9%	13.5%	13.9%	16.8%				16.8%
ELECTRICAL SEGMENT	7.5%	10.1%	11.8%	11.9%	10.4%	6.8%				6.8%
ENGINEERED SOLUTIONS SEGMENT	6.1%	6.7%	12.1%	10.2%	9.0%	13.2%				13.2%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	10.8%	10.3%	13.4%	12.9%	11.9%	13.1%				13.1%

EBITDA
INDUSTRIAL SEGMENT	$15,633	$16,639	$21,632	$24,268	$78,172	$22,449				$22,449
ENERGY SEGMENT	15,493	10,072	11,353	11,731	48,649	15,745				15,745
ELECTRICAL SEGMENT	5,675	6,988	8,632	8,876	30,171	5,067				5,067
ENGINEERED SOLUTIONS SEGMENT	8,981	10,168	17,373	14,379	50,901	17,184				17,184
CORPORATE / GENERAL	(4,771)	(4,339)	(6,542)	(7,252)	(22,904)	(7,161)				(7,161)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$41,011	$39,528	$52,448	$52,002	$184,989	$53,284	$-	$-	$-	$53,284
RESTRUCTURING CHARGES	(2,831)	(9,968)	(1,448)	(2,447)	(16,694)	-				-
TOTAL	$38,180	$29,560	$51,000	$49,555	$168,295	$53,284	$-	$-	$-	$53,284

EBITDA %
INDUSTRIAL SEGMENT	23.9%	24.0%	27.1%	28.3%	26.1%	25.7%				25.7%
ENERGY SEGMENT	24.2%	18.7%	20.0%	19.2%	20.6%	22.3%				22.3%
ELECTRICAL SEGMENT	10.5%	12.7%	13.9%	14.1%	12.9%	9.1%				9.1%
ENGINEERED SOLUTIONS SEGMENT	10.1%	11.4%	15.6%	14.3%	13.0%	16.4%				16.4%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	15.0%	14.8%	16.9%	16.8%	15.9%	16.7%				16.7%

ACTUANT CORPORATION
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)	FISCAL 2010 (1)					FISCAL 2011 (1)
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
OPERATING PROFIT (LOSS), EXCLUDING RESTRUCTURING CHARGES

INDUSTRIAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$13,676	$10,937	$20,374	$21,357	$66,344	$20,187				$20,187
RESTRUCTURING CHARGES	178	4,910	329	421	5,838	-				-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$13,854	$15,847	$20,703	$21,778	$72,182	$20,187	$-	$-	$-	$20,187

ENERGY SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$11,359	$3,922	$7,203	$8,218	$30,702	$11,858				$11,858
RESTRUCTURING CHARGES	143	1,693	123	65	2,024	-				-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$11,502	$5,615	$7,326	$8,283	$32,726	$11,858	$-	$-	$-	$11,858

ELECTRICAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$2,186	$4,373	$6,775	$6,519	$19,853	$3,760				$3,760
RESTRUCTURING CHARGES	1,887	1,166	534	927	4,514	-				-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$4,073	$5,539	$7,309	$7,446	$24,367	$3,760	$-	$-	$-	$3,760

ENGINEERED SOLUTIONS
OPERATING PROFIT (GAAP MEASURE)	$5,053	$3,995	$13,170	$9,463	$31,681	$13,802				$13,802
RESTRUCTURING CHARGES	428	2,012	384	779	3,603	-				-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$5,481	$6,007	$13,554	$10,242	$35,284	$13,802	$-	$-	$-	$13,802

CORPORATE
OPERATING LOSS (GAAP MEASURE)	$(5,666)	$(5,748)	$(7,429)	$(7,965)	$(26,808)	$(8,035)				$(8,035)
RESTRUCTURING CHARGES	195	187	78	255	715	-				-
ADJUSTED OPERATING LOSS (NON-GAAP MEASURE)	$(5,471)	$(5,561)	$(7,351)	$(7,710)	$(26,093)	$(8,035)	$-	$-	$-	$(8,035)

NET EARNINGS (LOSS), EXCLUDING RESTRUCTURING CHARGES,
INCOME TAX ADJUSTMENTS AND DISCONTINUED OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$11,854	$7,157	$21,835	$(16,814)	$24,031	$25,890				$25,890
RESTRUCTURING CHARGES, NET OF INCOME TAX	1,804	6,863	1,069	1,938	11,674	-				-
INCOME TAX ADJUSTMENTS	-	-	632	-	632	-				-
DISCONTINUED OPERATIONS, NET OF INCOME TAX	1,406	738	1,853	37,723	41,720	771				771
TOTAL (NON-GAAP MEASURE)	$15,064	$14,758	$25,389	$22,847	$78,057	$26,661	$-	$-	$-	$26,661

DILUTED EARNINGS (LOSS) PER SHARE, EXCLUDING
RESTRUCTURING CHARGES, INCOME TAX ADJUSTMENTS, AND
DISCONTINUED OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.17	$0.10	$0.30	$(0.22)	$0.35	$0.35				$0.35
RESTRUCTURING CHARGES, NET OF INCOME TAX	0.02	0.10	0.01	0.02	0.16	-				-
INCOME TAX ADJUSTMENTS	-	-	0.01	-	0.01	-				-
DISCONTINUED OPERATIONS, NET OF INCOME TAX	0.02	0.01	0.03	0.51	0.56	0.01				0.01
TOTAL (NON-GAAP MEASURE)	$0.21	$0.21	$0.35	$0.31	$1.08	$0.36	$-	$-	$-	$0.36

EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$11,854	$7,157	$21,835	$(16,814)	$24,031	$25,890				$25,890
FINANCING COSTS, NET	8,538	7,798	7,779	7,744	31,859	7,552				7,552
INCOME TAX EXPENSE	4,529	2,020	3,706	8,590	18,846	6,911				6,911
DEPRECIATION & AMORTIZATION	11,853	11,847	11,222	12,312	47,234	12,160				12,160
DISCONTINUED OPERATIONS, NET OF INCOME TAX	1,406	738	6,458	37,723	46,325	771				771
EBITDA (NON-GAAP MEASURE)	$38,180	$29,560	$51,000	$49,555	$168,295	$53,284	$-	$-	$-	$53,284
RESTRUCTURING CHARGES	2,831	9,968	1,448	2,447	16,694	-				-
EBITDA (NON-GAAP MEASURE) - EXCLUDING
DISCONTINUED OPERATIONS AND RESTRUCTURING
CHARGES	$41,011	$39,528	$52,448	$52,002	$184,989	$53,284	$-	$-	$-	$53,284

ACTUANT CORPORATION
FOOTNOTES FOR SUPPLEMENTAL UNAUDITED DATA AND RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	As a result of the global economic downturn in 2009, the Company implemented various restructuring initiatives aimed at reducing its cost structure and improving operational performance. These restructuring actions were substantially completed at August 31, 2010. Fiscal 2011 first quarter operating results include $461 of restructuring charges, which are included in segment operating profit, EBITDA and earnings per share, as the amounts are not significant. However, fiscal 2010 operating profit, EBITDA and earnings per share amounts exclude restructuring charges for comparability purposes.

A summary of restructuring charges included in cost of products sold is as follows:

		FISCAL 2010					FISCAL 2011
		Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

	Restructuring - cost of products sold	$54	$692	$92	$259	$1,097	$-	$-	$-	$-	$-

(2)

Net earnings and diluted earnings per share excluding restructuring charges (2010 only), income tax adjustments and discontinued operations represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes.  These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the Company's operating performance.  However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.  The total of the individual components may not equal due to rounding.

(3)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and discontinued operations.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer, Director, Investor Relations
262-373-7462